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                              CONSULTING AGREEMENT

         AGREEMENT made as of this 7th day of August 1996 by and between CREATIVE LEARNING PRODUCTS, INC., a New Jersey corporation ("CLPI"), and LEE S. ROSEN (the "Consultant").

         WHEREAS, CLPI's Common Stock, no par value (the "Common Stock"), is traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System;

         WHEREAS, CLPI and Lyle K. Pfeffer ("Pfeffer") entered into a Consulting Agreement dated as of April 16, 1996 (the "Pfeffer Agreement") pursuant to which Pfeffer agreed, among other things, to perform certain consulting services for CLPI through April 15, 1998, unless the Pfeffer Agreement was terminated sooner;

         WHEREAS, subsequent to their execution of the Agreement, CLPI and Pfeffer have acknowledged and agreed that Pfeffer is currently unable to perform in accordance with the Pfeffer Agreement and that, accordingly, have agreed to terminate the Pfeffer Agreement, to cancel the Common Stock purchase warrant expiring April 15, 1999 (the "Pfeffer Warrant") issued pursuant thereto and to have CLPI withdraw the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), related thereto;

         WHEREAS, the Consultant is engaged in the business of providing consulting services with respect to financial public relations and investor relations and also entered into a Consulting Agreement also dated as of April 16, 1996 (the "Consulting Agreement") to perform such services for CLPI;

         WHEREAS, CLPI desires to engage the Consultant (1) to provide the financial public relations services and investor relations services for CLPI that Pfeffer was obligated to perform pursuant to the Agreement and in addition to the services he is already performing pursuant to the Consulting Agreement and (2) to assist CLPI in obtaining gaming vessels and dockage for the same, and the Consultant is willing to render such services, on the terms and conditions as hereinafter more fully set forth.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. CLPI hereby engages and retains the Consultant, and the Consultant hereby accepts such engagement and retention, to render to CLPI the consulting services hereinafter described in Section 2 hereof for a period commencing on the date
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hereof and terminating August 6, 1998 (the "Term"), unless terminated sooner as provided in Section 6 hereof.

         2. The Consultant's services hereunder shall consist of consultations with the officers and directors of CLPI with respect to (a) CLPI's relationships with its shareholders, potential investors in CLPI and industry securities analysts and (b) assisting CLPI in obtaining gaming vessels and the dockage therefor, as CLPI may from time to time reasonably request during the Term. The services to be rendered by the Consultant shall include, but not be limited to,
(x) coordinating and arranging "road shows" or individual meetings at which representatives of CLPI shall meet with its shareholders, potential investors in CLPI and industry securities analysts, (y) assisting in the dissemination of appropriate information with respect to CLPI and its subsidiaries; and (z) locating appropriate gaming vessels for sale or lease to CLPI and appropriate sites at which such vessels may be docked.

         3. In full consideration for the services to be rendered by the Consultant to CLPI, CLPI shall (a) in consideration of the Consultant assuming what were the obligations of Pfeffer under the Pfeffer Agreement, issue to the Consultant a Common Stock purchase warrant expiring April 16, 1999 (the "Substitute Warrant") to purchase 2,000,000 shares of the Common Stock at $.75 per share, which were the number of shares and the exercise price subject to the Pfeffer Warrant, and (b), in consideration of the Consultant performing the services with respect to the gaming vessels, a Common Stock purchase warrant expiring August 6, 1999 (the "New Warrant") to purchase 1,000,000 shares at $.75 per share. In consideration of the Consultant's services, CLPI also shall pay to the Consultant a fee of $266,667, which was the cash fee payable to Pfeffer under the Pfeffer Agreement. Pursuant to the Consulting Agreement, CLPI was obligated to pay a fee of $133,333 and to issue a Common Stock purchase warrant expiring April 15, 1999 (the "Consultant's Warrant") to purchase 1,000,000 shares of the Common Stock at $.75 per share. CLPI and the Consultant both acknowledge that the Consultant's Warrant was issued to the Consultant and that the aggregate fees of $400,000 were paid to the Consultant through a credit to the exercise price of the Consultant's Warrant upon its exercise. CLPI shall register the shares of the Common Stock underlying the Substitute Warrant and the New Warrant (the "Underlying Shares") under the Securities Act in a Registration Statement on Form S-8. The Consultant represents and warrants that he is acquiring the Substitute Warrant and the New Warrant and, if the Underlying Shares are issued to him before such time as the Underlying Shares are so registered under the Securities Act, the Underlying Shares for investment purposes only, and not with a view to, or in connection with the resale or distribution thereof. CLPI represents that, upon issuance, the Underlying Shares shall be fully paid and non-assessable and shall be free and clear of all security interests, liens and encumbrances

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arising from acts of CLPI. The Substitute Warrant, the New Warrant and/or the
Underlying Shares shall not be subject to termination or forfeiture upon termination of this Agreement under Section 6 thereof, except that CLPI may prorate the number of shares of the Underlying Shares if CLPI terminates this Agreement for Cause under Section 6 thereof. The number of shares of the Underlying Shares as to which the Substitute Warrant or the New Warrant may be exercised after any such termination by CLPI shall be the product of (a), in the case of the Substitute Warrant, 2,000,000 and (b), in the case of the New Warrant, 1,000,000 and a fraction, the numerator of which shall be the number of days of the Term which have elapsed prior to the effective date of termination and the denominator of which shall be 730.

         4. The Consultant shall be entitled to reimbursement by CLPI for such reasonable out-of-pocket expenses as the Consultant may incur in performing services under this Agreement and for which it furnishes appropriate documentation to CLPI in accordance with the regulations of the Internal Revenue Service and the policies of CLPI.

         5. All final decisions with respect to actions to be taken by CLPI based upon the Consultant's advice shall be those of CLPI.

         6. This Agreement shall terminate prior to the expiration of the Term upon the earliest of the events specified below:

                  a. by CLPI, upon notice to the Consultant, for Cause, which shall be defined, for purposes of this subsection (a), as (i) the Consultant being convicted of a felony under the laws of any state or the United States, whether directed toward CLPI or otherwise, or (ii) committing larceny, embezzlement or other act of fraud or dishonesty against CLPI, or (ii) using CLPI's facilities or premises for the conduct of illegal or unlawful activities, transactions or businesses; or

                  b. by either party, upon notice to the other, for Cause, which shall be defined for purposes of this subsection (b) as the other party's material breach of any of its covenants and agreements hereunder and the failure to cure such breach within 30 days after notice thereof.

         7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflict of laws. Any controversy or claim arising out of, or relating to, this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having

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jurisdiction thereof. The parties hereto consent to the personal jurisdiction of the Federal and State courts located in the County of New York, State of New
York.

         8. This Agreement may not be, and shall not be deemed or construed to have been, modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties hereto.

         9. Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid, or sent by overnight courier service as follows:

               If to CLPI, at:

               150 Morris Avenue
               Suite 205
               Springfield, NJ 07081
               Attention:  Mr. Peter J. Jegou,
                           Chairman, President and Chief Executive Officer

               With a copy to:

               Gold & Wachtel, LLP
               110 East 59th Street
               New York, NY  10022
               Attention:  Robert W. Berend, Esq.

               If to the Consultant, at:
               17332 Saint James Court
               Boca Raton, FL  33496

or at such other address as any party may specify by notice given to such other party in accordance with this Section 9. The date of giving of any such notice shall be the date of hand delivery, two (2) days after the date of the posting of the mail or the date when deposited with the overnight courier.

         10. Each party will be and act as an independent contractor and not as agent or partner of, or joint venturer with, the other party for any purpose, and no party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other parties.

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         11. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.

         12. This Agreement shall inure to the benefit of, be enforceable by, and shall be binding upon the parties and their respective legal representatives, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.

                              CREATIVE LEARNING PRODUCTS, INC.


                              By:_______________________________________________
                                 Chairman, President and Chief Executive Officer



                                 _______________________________________________
                                 LEE S. ROSEN


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